THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401

April 2, 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF THE YORK WATER COMPANY

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of The York Water Company will be held at The Strand-Capital Performing Arts Center, 50 North George Street, York, Pennsylvania, on Monday, May 7, 2007, at 1:00 P.M. for the purpose of taking action upon the following proposals:

(1)	To elect three (3) Directors to three-year terms of office;

(2)	To appoint independent accountants to audit the financial statements of the Company for the year 2007; and

(3)	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 15, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting, and at any adjournment or adjournments thereof.

You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to sign, date and return the enclosed proxy at your earliest convenience in the enclosed stamped return envelope. Returning your proxy does not deprive you of the right to attend the meeting and vote your shares in person.

By order of the Board of Directors,

JEFFREY R. HINES
Secretary

THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401

April 2, 2007

PROXY STATEMENT

This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of The York Water Company (hereinafter referred to as the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company, whereby shareholders would appoint John L. Finlayson, Thomas C. Norris, and Michael W. Gang, Esq., and each of them, as Proxies on behalf of the shareholders, to be used at the Annual Meeting of the Shareholders of the Company to be held at 1:00 p.m. at The Strand Capital Performing Arts Center, 50 North George Street, York, Pennsylvania, Monday, May 7, 2007 (the "Annual Meeting"), and at any adjournment thereof.

Solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by employees of the Company. The expenses of the solicitation will be borne by the Company. Such expenses may also include ordinary charges and expenses of brokerage houses and other custodians, nominees and other fiduciaries for forwarding documents to shareholders. This Proxy Statement has been mailed to shareholders of the Company on or about April 2, 2007.

A shareholder who completes and forwards the enclosed proxy to the Company's transfer agent, American Stock Transfer & Trust Company, is not precluded from attending the Annual Meeting and voting his or her shares in person, and may revoke the proxy by delivering a later dated proxy or by written notification to the Company or to the transfer agent, at any time before the proxy is exercised.

PURPOSE OF THE MEETING

At the Annual Meeting, shareholders of the Company will consider and vote upon two proposals: (i) to elect three (3) Directors to serve for a term of three (3) years; and (ii) to ratify the appointment of Beard Miller Company LLP as independent public accountants for the fiscal year ending December 31, 2007. Shareholders may also consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

VOTING AT THE MEETING

The outstanding securities of the Company entitled to vote at the meeting consist of 11,201,119 shares of Common Stock. The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a majority of the votes, which all shareholders are entitled to cast will constitute a quorum for the Annual Meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or adjournments thereof was the close of business on March 15, 2007. Shareholders are entitled to one vote for each share on all matters coming before the meeting, except that shareholders have cumulative voting rights with respect to the election of Directors. Cumulative voting rights permit each shareholder to cast as many votes in the election of each class of Directors to be elected as shall equal the number of such shareholder's shares of Common Stock multiplied by the number of Directors to be elected in such class of Directors, and each shareholder may cast all such votes for a single nominee or distribute such votes among two or more nominees in such class as the shareholder may see fit. Discretionary authority to cumulate votes is not being solicited.

In accordance with Pennsylvania law, a shareholder can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors. Directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded from the vote and will have no effect.

Any votes that are withheld on the proposal to ratify the selection of the independent accountants will have no effect because this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote.

Brokers who have received no voting instructions from their customers will have discretion to vote with respect to election of directors and the proposal to ratify the Company's auditors.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

No person, so far as known to the Company, beneficially owns more than five (5) percent of the Company's outstanding Common Stock as of March 15, 2007.

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 15, 2007, by (1) each director and other director nominee of the Company, (2) each executive officer named in the summary compensation table included elsewhere herein and (3) all executive officers and directors as a group.

The information appearing in the following table with respect to principal occupation and beneficial ownership of Common Stock of the Company has been furnished to the Company by the three nominees, the six directors continuing in office, and the five executive officers as of March 15, 2007.

NOMINEES FOR ELECTION TO THREE YEAR TERM EXPIRING IN 2010

			Director	Full Shares		Percent of
			or Officer	Owned		Total Shares
Name	Age	Principal Occupation During Last Five Years	Since	Beneficially (1)		Outstanding (2)

William T. Morris, P.E.*	69	Chairman of the Board, The York Water	4/19/1978	44,457	(3)	0.40
		Company, November, 2001 to date
		President and Chief Executive Officer,
		The York Water Company, May, 1995 to
		December, 2002

Irvin S. Naylor*	71	Vice Chairman of the Board, The York Water	10/31/1960	84,929		0.76
		Company, May 2000 to date
		President/Owner, Snow Time, Inc., Owns
		and operates Ski Areas, June 1964 to date

Jeffrey S. Osman*	64	President and Chief Executive Officer,	5/1/1995	23,319	(4)	0.21
		January, 2003 to date
		Vice President-Finance and Secretary-
		Treasurer, The York Water Company,
		May, 1995 to December, 2002

TO CONTINUE FOR TERMS EXPIRING IN 2008

			Director	Full Shares		Percent of
			or Officer	Owned		Total Shares
Name	Age	Principal Occupation During Last Five Years	Since	Beneficially (1)		Outstanding (2)

John L. Finlayson*	66	Vice President	9/2/1993	17,162		0.15
		Susquehanna Real Estate, LP
		May 2006 to date
		Vice President-Finance and Administration,
		Susquehanna Pfaltzgraff Co.,
		Radio Stations, Cable TV,
		August, 1978 to May 2006

Thomas C. Norris	68	Retired, Chairman of the Board, Glatfelter,	6/26/2000	17,217	(5)	0.15
		Paper Manufacturer, May, 2000 to date

Chloé R. Eichelberger	72	Owner/President/Chief Executive Officer	9/15/1995	9,761		0.09
		Chloé R. Eichelberger Textiles, Inc.
		Dying and finishing fabrics
		September 1987 to date

TO CONTINUE FOR TERMS EXPIRING IN 2009

			Director	Full Shares		Percent of
			or Officer	Owned		Total Shares
Name	Age	Principal Occupation During Last Five Years	Since	Beneficially (1)		Outstanding (2)

George Hay Kain, III	58	Consultant, December, 2004 to date	8/25/1986	42,147	(6)	0.38
		Sole Practitioner, Attorney at Law
		April, 1982 to December, 2003

Michael W. Gang, Esq.*	56	Attorney, Post & Schell PC, Counselors at	1/22/1996	8,236		0.07
		Law, October 2005 to date
		Post & Schell, PC is counsel to the
		Company
		Partner/Attorney Morgan, Lewis & Bockius,
		Counselors at law, October 1984 to
		October 2005

George W. Hodges	56	Office of the President, The Wolf	6/26/2000	108,570	(7)	0.97
		Organization, Inc., Distributor of Building
		Products, January, 1986 to date

EXECUTIVE OFFICERS

Jeffrey R. Hines	45	Chief Operating Officer and Secretary	5/1/1995	24,032	(8)	0.21
		The York Water Company, January 2007
		to date
		Vice President-Engineering and Secretary,
		The York Water Company, January 2003
		to December 2006
		Vice President-Engineering, The York Water
		Company, May 1995 to December 2002

Kathleen M. Miller	44	Chief Financial Officer and Treasurer, The	1/1/2003	3,159		0.03
		York Water Company, January 2003
		to date
		Controller, The York Water Company
		October 2001 to December 2002

Duane R. Close	61	Vice President-Operations, The York Water	5/1/1995	10,673	(9)	0.10
		Company, May, 1995 to date

Bruce C. McIntosh	54	Vice President-Human Relations	5/4/1998	1,625		0.01
		The York Water Company
		May 1998 to date

Vernon L. Bracey	45	Vice President - Customer Service	3/1/2003	93		0.00
		The York Water Company
		March 2003 to date

All Directors and Executive Officers as a group				395,380	(10)	3.53

* Members of the Executive Committee.

(1)	Except as indicated in the footnotes below, Directors possessed sole voting power and sole investment power with respect to all shares set forth in this column.
(2)	The percentage for each individual or group is based on shares outstanding as of March 15, 2007.
(3)	Includes shares owned jointly with Mr. Morris' wife, for which he shares voting and investment power.
(4)
Includes shares owned jointly with Karen E. Knuepfer, for which he shares voting and investment power. Shares are held in a brokerage account under terms that require them to be pledged as a security for margin loans into which Mr. Osman enters.

(5)	Includes 7,371 shares held by Mr. Norris' wife, for which Mr. Norris disclaims beneficial ownership.
(6)
Includes 3,876 shares held by the estate of Mr. Kain's wife for which Mr.Kain disclaims beneficial ownership. Also includes 8,191 shares held by Mr. Kain's son for which Mr. Kain disclaims ownership. Also includes 15,059 shares held by the estate of Mr. Kain's grandfather, for which he is one of three co-trustees and shares voting power and investment power. Shares are held in a brokerage account under terms that require them to be pledged as a security for margin loans into which Mr. Kain enters.

(7)
Includes shares owned by The Wolf Organization for which Mr. Hodges shares voting and investment power with other members of the Office of the President, The Wolf Organization. Includes 4,500 shares held by Mr. Hodges' wife, for which Mr. Hodges disclaims beneficial ownership.

(8)	Includes 19 shares held by Mr. Hines’ wife, for which Mr. Hines disclaims beneficial ownership.
(9)	Includes 251 shares held by Mr. Close's wife for which Mr. Close disclaims beneficial ownership.
(10)	Includes shares owned by family members, and certain other shares, as to which some Directors and Officers disclaim any beneficial ownership and which are further disclosed in the notes above.

ELECTION OF DIRECTORS

At the Annual Meeting, all the nominees, each of whom is currently serving as Director, are to be elected to serve for the ensuing three (3) years and until their respective successors have been elected and qualified. The bylaws of the Company provide that the Board of Directors will consist of not less than a total of nine Directors, who are elected to staggered three-year terms of office. Each share represented by the enclosed proxy will be voted for each of the nominees listed, unless authority to do so is withheld. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted as may be determined by the Proxies.

The three Directors are to be elected by a plurality of the votes cast at the Annual Meeting. The Board of Directors unanimously recommends a vote "FOR" each of the nominees.

We have reviewed the related party transactions between Director Michael W. Gang, Esquire and Post & Schell PC, counsel to the Company, and have determined that these interests are not material.

The Board of Directors has determined each of the following directors to be an "independent director" as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers ("NASD"):

Chloé R. Eichelberger	George W. Hodges
John L. Finlayson	George Hay Kain III
Michael W. Gang, Esq.	Thomas C. Norris

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Director Michael W. Gang, Esquire reported the December 1, 2006 purchase of 1,000 shares through the Company's follow-on common stock offering on January 26, 2007. This was the only transaction for which Mr. Gang's report was not timely filed.

The Company believes that during the year ended December 31, 2006, all directors and executive officers complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934. The foregoing statement is based solely upon a review of copies of reports on Forms 3, 4 and 5 furnished to the Company and written representations of its Directors and executive officers that no other reports were required.

GENERAL INFORMATION ABOUT OTHER BOARDS OF DIRECTORS

The following members of the Board of Directors of The York Water Company are Board members of other publicly held companies as indicated below:

Board Members	Publicly Held Companies Other Than The York Water Company
Ms. Chloé R. Eichelberger	Susquehanna Bankshares, Inc.
Mr. George W. Hodges	Fulton Financial Corp.
Mr. Thomas C. Norris	Cadmus Communication

COMMITTEES AND FUNCTIONS

The Company has an Executive Committee, an Audit Committee, a Compensation and Nomination Committee, and a Corporate Governance Committee, all of which are composed of members of the Board of Directors.

The Executive Committee held eleven (11) meetings during the fiscal year ended December 31, 2006. The Executive Committee is empowered to function as delegated by the Board of Directors. The Executive Committee is composed of the following Directors appointed by the Board: William T. Morris, P.E., Chairman; Irvin S. Naylor; John L. Finlayson; Michael W. Gang, Esq., and Jeffrey S. Osman.

The Audit Committee held four (4) meetings during 2006. The Audit Committee monitors the audit functions of our independent public accountants and internal controls of the Company. The Audit Committee of the Company is composed of the following independent Directors appointed by the Board: John L. Finlayson, Chairman; Chloé R. Eichelberger, George W. Hodges; and Thomas C. Norris, all of who have been determined to be independent by the Board. The Board of Directors has adopted a written charter for the Audit Committee, which it reviews and reassesses on an annual basis. A copy of the Audit Committee Charter is available on the Company's website at www.yorkwater.com.

The Compensation and Nomination Committee held six (6) meetings during the fiscal year ended December 31, 2006. The Compensation and Nomination Committee considers and makes recommendations to the Board of Directors concerning the proposed compensations, salaries and per diems of the corporate officers, Directors and members of the Committees of the Board of Directors of the Company.

The Compensation and Nomination Committee also makes recommendations to the Board of Directors for nominations for Directors and Officers of the Company. This Committee will consider nominees recommended by shareholders of the Company. Such recommendations shall be made in writing, should include a statement of the recommended nominee’s qualifications and should be addressed to the Committee at the address of the Company. In accordance with the Company’s by-laws, actual nominations must be made in writing and must be received by the Company not less than ninety (90) days before the date of the Annual Meeting.

The Compensation and Nomination Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Compensation and Nomination Committee requires that the Committee consider and recommend to the Board the appropriate size, function and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge and business and other experience useful to the effective oversight of the Company's business. The Board also seeks members from diverse backgrounds with a reputation for integrity. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Company. The Committee considers all of these qualities when selecting, subject to Board ratification, candidates for Director. No distinctions are made as between internally recommended candidates and those recommended by shareholders.

The Compensation and Nomination Committee is composed of the following Directors appointed by the Board: George W. Hodges, Chairman; Chloé R. Eichelberger; John L. Finlayson; George Hay Kain III and Thomas C. Norris, all of whom have been determined to be independent by the Board. The Board of Directors has adopted a written charter for the Compensation and Nomination Committee, which it reviews and reassesses on an annual basis. A copy of the Compensation and Nomination Committee charter is available on the Company's website at www.yorkwater.com.

The Corporate Governance Committee is comprised of the following Directors appointed by the Board: Michael W. Gang, Chairman, George W. Hodges, William T. Morris, Irvin S. Naylor and Thomas C. Norris. The Corporate Governance Committee develops and makes recommendations to the Board of Directors concerning corporate governance principles and guidelines.

EXECUTIVE SESSIONS OF THE BOARD

The independent directors of the Board schedule regular executive sessions of independent directors in which they meet without management participation.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder, who wishes to communicate with the Board of Directors, or specific individual Directors, may do so by directing a written request addressed to such Directors or Director in care of the Secretary of The York Water Company, at the address appearing on the first page of this proxy statement. Communication(s) directed to members of the Board of Directors who are not non-management Directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent Directors. Communications directed to non-management Directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management Directors. Any communication so withheld will nevertheless be made available to any non-management Director who wishes to review it.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers. This section discusses the compensation we paid to our named executive officers (as defined by SEC rules) in 2006. They are:

Name	Title
Jeffrey S. Osman	President, Chief Executive Officer and Director
Kathleen M. Miller	Chief Financial Officer
Jeffrey R. Hines	Chief Operating Officer
Duane R. Close	Vice President-Operations
Bruce C. McIntosh	Vice President-Human Resources

General Philosophy. We compensate our senior management through a combination of base salary and cash incentives designed to be competitive with comparable employers and to align management's incentives with the long-term interests of our customers. Our compensation setting process consists of establishing a base salary for each senior manager and designing an annual cash incentive for such manager to reward the achievement of specific operational goals.

Base Salary. To assist us in establishing base salary in 2006, the Compensation and Nomination Committee engaged SJAE, a nationally recognized consulting firm, to provide a survey of the compensation of senior management at York and at ten comparable investor-owned water utilities. These comparables included American Water, Aqua America, Inc., Aquarion Water Company, Baton Rouge Water, California Water Service Company, Middlesex Water Company, Pennichuck Water, San Jose Water Company, Suburban Water Systems and United Water. SJAE also is asked to determine relative measures of the relationship between the size and compensation of the companies included in the survey.

Based upon our analysis of the base salary levels and trend lines developed using regression analysis reflected in the survey, we establish base salaries for our senior management. The base salary of the President and Chief Executive Officer and other Named Executive Officers is below the 25th percentile of the ten comparable investor-owned water utilities.

Bonuses and Equity Compensation. We do not provide bonuses or equity compensation to senior management.

Cash Incentives. Our practice is to use cash awards to incentivize our senior managers to create value for our customers. To that end, we adopted a Cash Incentive Plan in 2005, pursuant to which our Compensation and Nomination Committee sets annual performance objectives and target incentive payment amounts. All of our managers participate in the plan, including our senior managers.

The plan is administered by the Compensation and Nomination Committee, which has complete and final authority to, among other things, select participants, to determine the goals and circumstances under which incentive awards are granted, to grant awards and to construe and interpret the Plan. Decisions of the Compensation and Nomination Committee with respect to the administration and interpretation of the Plan are final, conclusive and binding upon all participants.

The Compensation and Nomination Committee has discretion to determine all performance objectives and standards for incentive awards. An example of possible standards is strategic business criteria, consisting of meeting specified water quality standards, environmental or safety standards, affordability or rates and customer satisfaction standards. The Compensation and Nomination Committee may exercise its discretion to eliminate, reduce or increase the amounts payable as incentive, subject to such business criteria or other measures of performance.

Under the plan, annual performance objectives are established no later than ninety (90) days after the beginning of any annual incentive period, which is usually a calendar year. Each performance objective carries with it a score of five (5) points. No points are awarded for partial achievement of performance objectives. Incentive awards are granted only if an overall score of seventy-five (75) percent of the available performance objective points are achieved. The Compensation and Nomination Committee believes that achieving performance objectives should be the shared responsibility of management. Accordingly, if an overall score of seventy-five (75) percent of the available performance objective points is achieved, all participants receive their target incentive awards. If an overall score of less than seventy-five (75) percent of the available performance objectives is achieved, no participant receives any award.

The Compensation and Nomination Committee set the performance objectives and target incentive awards for 2006 on February 27, 2006. For 2006, the Compensation and Nomination Committee determined that the amount of the target cash incentive award would be 5% of the base salary for each management employee, including senior management employees. The 2006 performance objectives as determined by the Compensation and Nomination Committee were install radio-frequency network links, construct traveling screen house, install enterprise-wise software, upgrade rapid mix and flocculator, design and permit dam spillway, complete internal control report, install residual handling facilities, install radio-frequency drive-by meter reading system, rehabilitate infrastructure, issue tax exempt debt, change current maturities financial reporting, complete a follow-on stock offering, implement a cash preservation program, complete a major rate case filing, establish a customer service call center, conduct a physical capacities analysis and integrate the Abbottstown acquisition.

On January 22, 2007, the Compensation and Nomination Committee determined that our management had achieved the performance objectives for 2006 and awarded the senior managers the amounts set forth on the 2006 Grants of Plan Based Awards Table below, which was the target incentive amount for each senior manager.

On January 22, 2007, the Compensation and Nomination Committee determined performance objectives and target incentive amounts to be awarded under the plan for 2007. The performance objectives were develop mobile home hook-up template, construct distribution center addition, install filter plant back-up generator, install pumping station generator, obtain regulatory approval of municipal contract, design and permit dam spillway, design and permit residual handling facilities, install radio-frequency drive-by meter reading system, rehabilitate infrastructure, design and permit filter expansion, select pension plan asset manager, establish retail lockbox service, conduct customer demand feasibility study, establish disaster recovery alternate site, consolidate billing cycles and renegotiate labor contract. The target incentive amounts for 2007, as determined by the Compensation and Nomination Committee are 5% of senior managers' annual salary for 2007.

Severance Benefits. Other than Change in Control payments described below, we do not provide severance benefits to employees.

Retirement Plans. We provide a traditional defined benefit pension plan. Senior management is entitled to benefits under the defined benefit pension plan upon retirement after the age of 55 on the same terms as other employees. The pension benefit is based on the years of service times the sum of $18.50 and 1-1/2% of that portion of the final average monthly earnings which are in excess of $400. The final average monthly earnings are the average of the employee's earnings for the 60 months immediately preceding the date the pension benefit calculation is made. Employees who terminate their employment prior to age 55 may elect to collect benefits upon attaining age 55.

We also provide a supplemental retirement program, which provides senior management with a retirement benefit after the age of 55 in addition to the defined benefit pension. The supplemental retirement program is designed to encourage senior management to stay with the Company until retirement. Supplemental retirement benefits are made available to senior management and are payable to the executive or his or her beneficiary over 15 years. The annual benefit payable under the supplemental retirement program is calculated by multiplying the number of years of service subsequent to December 31, 1983 by a predetermined annual retirement benefit unit as shown below:

Mr. Osman	$1,389
Ms. Miller	1,394
Mr. Hines	1,444
Mr. Close	1,235
Mr. McIntosh	1,754

The estimated annual benefit payable to Mr. Osman, Ms. Miller, Mr. Close and Mr. McIntosh at normal retirement age under the supplemental retirement program is $33,333. The estimated annual benefit payable to Mr. Hines at normal retirement age under the supplemental retirement program is $53,333. Benefits are paid monthly. Senior managers who terminate their employment prior to age 55 forfeit their supplemental retirement benefits.

The pension value of our traditional defined benefit pension and supplemental retirement pension are based upon a 5.90% discount rate.

We also provide a deferred compensation program to senior management. The deferred compensation program permits senior managers to defer up to 5% of salary over an eight (8) year period, with the Company matching the deferment up to 2-1/2% of salary. Ms. Miller is the only senior management member currently deferring salary and in 2006, she received annual matching benefits of $1,276. Our deferred compensation program does not provide above-market or preferential earnings. Payouts from this plan on retirement, termination, disability or death are described in detail below in the narrative discussion accompanying the 2006 Nonqualified Deferred Compensation Table.

All senior managers participate in our 401(k) savings plan on the same terms as other employees. We provide an annual maximum matching contribution of $1,950 per employee. All senior managers have elected to receive the maximum matching contribution of $1,950.

Change in Control. Our senior management has built York into the successful business that it is today. We believe that it is important to protect them in the event of a change of control and to protect the company from the distractions senior managers often suffer as a result of the uncertainties that frequently surround changes in control. Accordingly, in 2003 we entered into agreements with each of our senior managers that provide for certain payments upon changes of control in consideration of such senior managers agreeing not to compete with us for a period of time following the termination of their employment. Most change in control payments are only paid if the senior manager in question is terminated in connection with a change in control of us. In certain circumstances, however, payments may be made to senior managers who do not terminate their employment for one year following a change in control of us. These payments incentivize our senior managers to continue their employment amid the uncertainty that often follows changes in control and thereby promotes stability for the company during such times. Change in control benefits are paid lump sum and are based on a multiple of base salary and cash incentive compensation. In the event of a change of control, we also continue health and other insurance benefits for between one-half and one years corresponding to termination benefits. These agreements are described in more detail below under the heading "Potential Payments upon Termination or Change in Control."

Perquisites and Other Benefits. The primary perquisite for senior management is the use of York's vehicles for personal use. The most common personal use of York's vehicles by senior management is commuting to and from work. No member of senior management receives perquisites valued in the aggregate at $10,000 or more.

Senior management also participates in York's other benefit plans on the same terms as other employees. These plans include medical and health insurance, life insurance and employee stock plan discount.

Board Process. The Compensation and Nomination Committee of the Board of Directors approves all compensation and awards to executive officers, which include the Chief Executive, Chief Financial Officer, Chief Operating Officer and three vice presidents. The Compensation and Nomination Committee reviews the performance and compensation of the Chief Executive and, following discussions with that individual, and a review of the data provided by SJAE, establishes his compensation level. For the remaining executive officers, the Chief Executive Officer makes recommendations to the Compensation and Nomination Committee that generally are approved. With respect to the cash incentive awards, the Compensation and Nomination Committee grants cash incentives, generally based upon the recommendation of the Chief Executive Officer.

COMPENSATION COMMITTEE REPORT

The Compensation and Nomination Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation and Nomination Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND NOMINATION COMMITTEE

George W. Hodges Chloé R. Eichelberger John L. Finlayson	George Hay Kain III Thomas C. Norris

The following table sets forth information concerning compensation paid by the Company to senior managers or accrued by the Company for the senior managers in 2006.

SUMMARY COMPENSATION TABLE
				Change in
				Pension Value
				& Nonqualified
			Non-Equity	Deferred
Name and			Incentive Plan	Compensation	All Other
Principal Position	Year	Salary ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

Jeffrey S. Osman
President, Chief
Executive Officer
and Director	2006	269,083	13,714	178,177	1,950	462,924

Kathleen M. Miller
Chief Financial
Officer	2006	96,968	4,925	8,307	3,223	113,426

Jeffrey R. Hines
Chief Operating
Officer	2006	124,450	6,314	20,711	1,950	153,425

Duane R. Close
Vice President-
Operations	2006	119,305	6,053	65,456	1,950	192,764

Bruce C. McIntosh
Vice President-
Human Resources	2006	96,022	4,826	20,077	1,950	122,875

Non-Equity Incentive Awards. As described in the Compensation Discussion and Analysis under the heading "Cash Incentives," our practice is to award cash incentives based upon the achievement of diverse performance objectives. The performance objectives are established annually by the Compensation and Nomination Committee, and are designed to recognize and reward the achievement of our goals and the creation of value for our customers. The following table sets forth awards granted to our senior managers in 2006 pursuant to our incentive plan.

2006 GRANTS OF PLAN BASED AWARDS TABLE

Name and Principal Position	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)
Jeffrey S. Osman President, Chief Executive Officer and Director	13,714
Kathleen M. Miller Chief Financial Officer	4,925
Jeffrey R. Hines Chief Operating Officer	6,314
Duane R. Close Vice President-Operations	6,053
Bruce C. McIntosh Vice President-Human Resources	4,826

The awards appearing in this table also appear in the Summary Compensation Table.

We do not grant equity incentive plan awards.

The table below sets forth the present value of accumulated benefits payable to each senior manager, including the number of years of credited service, under the Company's General and Administrative Pension Plan (a defined benefit pension plan) and its Supplemental Executive Retirement Plan. Detailed information on these plans can be found in the Compensation Discussion and Analysis above, under the heading "Retirement Plans."

2006 PENSION BENEFITS TABLE

Name and Principal Position	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit ($)
Jeffrey S. Osman President, Chief Executive Officer and Director	General and Administrative Pension Plan	23	724,613
Jeffrey S. Osman President, Chief Executive Officer and Director	Supplemental Executive Retirement Plan	23	303,927
Kathleen M. Miller Chief Financial Officer	General and Administrative Pension Plan	10	46,199
Kathleen M. Miller Chief Financial Officer	Supplemental Executive Retirement Plan	10	13,696
Jeffrey R. Hines Chief Operating Officer	General and Administrative Pension Plan	16	83,033
Jeffrey R. Hines Chief Operating Officer	Supplemental Executive Retirement Plan	16	86,618
Duane R. Close Vice President-Operations	General and Administrative Pension Plan	29	400,877
Duane R. Close Vice President-Operations	Supplemental Executive Retirement Plan	23	228,071
Bruce C. McIntosh Vice President-Human Resources	General and Administrative Pension Plan	10	71,329
Bruce C. McIntosh Vice President-Human Resources	Supplemental Executive Retirement Plan	10	77,496

All assumptions made in quantifying the present value of the accumulated benefits to the senior managers under these plans are described in Note 6 to the Company's Financial Statements included in our 2006 Annual Report to Shareholders.

2006 NONQUALIFIED DEFERRED COMPENSATION TABLE

The table set forth below presents contributions, earnings and the balance at year-end for the accounts of our senior managers under our deferred compensation program that is described in more detail in the Compensation Discussion and Analysis under the heading "Deferred Compensation."

Name and Principal Position	Executive Contribution	Company Contribution	Earnings	Balance at Year-End
Jeffrey S. Osman, President, Chief Executive Officer and Director			721	65,228
Kathleen M. Miller, Chief Financial Officer	1,276	1,276	1,069	40,088
Jeffrey R. Hines, Chief Operating Officer			1,755	78,345
Duane R. Close, Vice President-Operations			625	70,298
Bruce C. McIntosh, Vice President-Human Resources			753	41,179

Amounts reported as Executive Contributions and Company Contributions were reported on the Summary Compensation Table in the Salary and All Other Compensation columns, respectively.

PAYOUT OF DEFERRED COMPENSATION ACCOUNTS

Payouts upon Retirement. Following a senior manager's retirement, a monthly retirement benefit will be paid to him or her for 120 months. This benefit will be equal to a percentage of his or her deferred income account immediately prior to retirement divided by the following factor (1 minus the corporate marginal Federal and State income tax bracket for the Company's fiscal year ending immediately prior to retirement). Assuming a federal income tax rate of 34% and state income tax rate of 9.99% for 2006, and assuming all senior managers were eligible for retirement as of December 31, 2006, the senior managers would receive the following monthly benefits:

Name and Principal Position	Deferred Income Account Percentage (%)	Monthly Retirement Amount ($)
Jeffrey S. Osman, President, Chief Executive Officer and Director	2.039	1,330
Kathleen M. Miller, Chief Financial Officer	0.651	261
Jeffrey R. Hines, Chief Operating Officer	1.110	870
Duane R. Close Vice President-Operations	2.032	1,428
Bruce C. McIntosh Vice President-Human Resources	0.664	273

Payouts Upon Termination of Employment. If a senior manager's employment with the Company is terminated other than by death or disability before he or she is eligible for retirement, the amount of his or her contributions plus accumulated interest, if any, without the Company's matching contribution credited to the deferred income account shall be distributed to such senior manager immediately upon his or her termination in a lump sum. Assuming each senior manager were terminated as of December 31, 2006, such senior managers would be entitled to receive the following lump sum payments:

Name and Principal Position	Lump Sum Payment Upon Termination ($)

Jeffrey S. Osman, President, Chief Executive Officer and Director	41,588

Kathleen M. Miller, Chief Financial Officer	13,840

Jeffrey R. Hines, Chief Operating Officer	37,432

Duane R. Close Vice President-Operations	28,270

Bruce C. McIntosh Vice President-Human Resources	14,440

Payouts Upon Disability. If a senior manager becomes disabled before his or her deferred income account has been distributed, he or she may request, and be granted an acceleration of the payments due to the senior manager, to the extent necessary to relieve any financial hardship caused by such disability. The amount of the deferred income account will be equal to the amount of the cash value of the insurance policy maintained by the Company for the senior manager at the date that he or she is found to be disabled. Assuming each senior manager became disabled as of December 31, 2006 and was granted an acceleration of all payments due him or her due to the resulting financial hardship, such senior managers would be entitled to receive the following lump sum payments:

Name and Principal Position	Lump Sum Payment Upon Becoming Disabled ($)
Jeffrey S. Osman, President, Chief Executive Officer and Director	56,036
Kathleen M. Miller, Chief Financial Officer	17,815
Jeffrey R. Hines, Chief Operating Officer	37,501
Duane R. Close Vice President-Operations	51,069
Bruce C. McIntosh Vice President-Human Resources	19,576

Payouts Upon Death. If a senior manager were to die before distribution of his or her deferred income account has commenced, his or her beneficiary would receive a death benefit in an amount equal to the proceeds of the insurance policy maintained by the Company on his or her life as an investment of the amounts credited to the account, plus an amount which, when added to the proceeds of such insurance policy or policies, would be deductible by the Company for federal corporation income tax purposes at the corporate tax rate in effect in the year of the senior manager's death, and, at such rate, would reduce the Company's net after-tax cost of the death benefit to the proceeds of such insurance policy or policies. The death benefit determined as above will be paid to beneficiaries in a lump sum or in ten annual installments. Assuming death benefits for each senior manager become payable as of December 31, 2006, such senior managers' respective beneficiaries would be entitled to receive the following lump sum payments:

Name and Principal Position	Beneficiary Death Benefit ($)
Jeffrey S. Osman, President, Chief Executive Officer and Director	189,900
Kathleen M. Miller, Chief Financial Officer	240,039
Jeffrey R. Hines, Chief Operating Officer	425,014
Duane R. Close Vice President-Operations	190,497
Bruce C. McIntosh Vice President-Human Resources	155,226

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Description of Change in Control Agreements. We have entered into Change in Control Agreements with each member of senior management that provide for payments to them under certain circumstances in connection with a change in control in consideration of such senior managers agreeing not to compete with us for a period of time following the termination of their employment.

Under all agreements, generally a “change in control” will occur if:

•	Any person or affiliated group (with limited exceptions) becomes the beneficial owner in the aggregate of 50 percent or more of all of our voting securities;

•	A majority of our Board of Directors is involuntarily removed or defeated for re-election to our Board of Directors (for example, as a result of a proxy contest);

•
We are party to a merger or reorganization pursuant to which the holders of our voting securities prior to such transaction become the holders of 50 percent or less of the voting securities of the new merged or reorganized company; or

•	The Company is liquidated or dissolved, or all of its assets are sold to a third party;

In each circumstance described above, our Board of Directors may make a determination that the circumstances do not warrant the implementation of the provisions of the agreement, and in such case, the change in control will not trigger any payments under the agreements.

All payments under the agreements are triggered by the occurrence of a change in control of us, and most payments also require that the relevant senior manager’s employment also be terminated. The amounts of payments to our senior managers under these agreements vary depending on the timing of the change in control and the timing and manner of the termination of employment. Generally, the manner of termination is divided into four categories.

A “for cause” termination results from:

•	misappropriation of funds or any act of common law fraud;
•	habitual insobriety or substance abuse;
•	conviction of a felony or any crime involving moral turpitude;
•	willful misconduct or gross negligence by the senior manager in the performance of his duties;
•	the willful failure of the senior manager to perform a material function of his duties; or
•	the senior manager engaging in a conflict of interest or other breach of fiduciary duty.

A “good reason” termination occurs when the senior manager terminates his own employment following a change in control and after one or more of the following has occurred:

•	the Company has breached the change in control agreement;
•	the Company has significantly reduced the authority, duties or responsibilities of the senior manager or reduced his base compensation or annual bonus compensation opportunity;
•	the Company has reduced the senior manager from the employment grade or officer positions which he or she holds; or
•
the Company has transferred the senior manager, without his or her express written consent, to a location that is more than 50 miles from his or her principal place of business immediately preceding the change of control.

A voluntary termination is the termination by the senior manager of his or her own employment under circumstances that would not be a “good reason” termination. Examples are ordinary retirement or leaving the Company to seek other job opportunities.

An involuntary termination is a termination in connection with a change in control that is not a for cause termination, a good reason termination or a voluntary termination.

Payouts under Change in Control Agreements. Under the agreements, all senior managers are entitled to payment in the case of an involuntary termination or a good reason termination within some time period surrounding a change in control of us (generally six months prior to or one year following a change in control). Payments are paid in lump sums and are based on a multiple of base salary and cash incentive compensation earned by the senior manager in the preceding 12 months. We call this amount “base pay.” Additionally, Messrs. Hines, Close and McIntosh, and Ms. Miller are entitled to payment of “stay bonuses” if they remain employed by us for one year following a change in control, and smaller stay bonuses if they remain employed for at least three months following a change in control and then voluntarily terminate their employment more than three months but less than one year following a change in control. Finally, our senior managers are entitled to have their health and welfare benefits continue for periods of up to one year following the termination of their employment (subject to such benefits terminating the such senior manager becoming covered by the benefit plans of another employer).

The table below sets forth the relevant base pay multiples, lump sum payout amounts and the value of continued benefits our senior managers would receive under various circumstances under their change in control agreements. For the purposes of this table, we have assumed that a change in control occurred on December 31, 2006.

Name	Multiple of Base Pay	Lump Sum Payment Amount ($)	Health and Other Insurance Benefits ($) (1)	Total ($)
Jeffrey S. Osman
Involuntary termination or good reason termination. (2)	.95 times	268,727	9,781	278,508
Kathleen M. Miller
Involuntary termination or good reason termination.	.5 times	50,947	5,612	56,559
Voluntary termination more than 3 months but less than one year after a change in control	.25 times	25,474	5,612	31,086
Continuing employment for one year after a change in control.	.5 times	50,947	5,612	56,559
Jeffrey R. Hines
Involuntary termination or good reason termination.	.5 times	65,382	2,314	67,696
Voluntary termination more than 3 months but less than one year after a change in control.	.25 times	32,691	2,314	35,005
Continuing employment for one year after a change in control.	.5 times	65,382	2,314	67,696
Duane R. Close
Involuntary termination or good reason termination.	.5 times	62,679	5,107	67,804
Voluntary termination more than 3 months but less than one year after a change in control.	.25 times	31,340	5,107	36,447
Continuing employment for one year after a change in control.	.5 times	62,679	5,107	67,804

Name	Multiple of Base Pay	Lump Sum Payment Amount ($)	Health and Other Insurance Benefits ($) (1)	Total ($)
Bruce C. McIntosh
Involuntary termination or good reason termination.	.5 times	50,424	4,819	55,243
Voluntary termination more than 3 months but less than one year after a change in control.	.25 times	25,212	4,819	30,031
Continuing employment for one year after a change in control.	.5 times	50,424	4,819	55,243

(1) The value of health benefits was determined using the estimated rates applicable under the Comprehensive Omnibus Budget Reconciliation Act (COBRA) for terminated employees.

(2) Mr. Osman’s change in control agreement generally provides for payments to him upon an involuntary termination in connection with a change in control at a 2.99 multiple of his base pay and continuing benefits coverage for 36 months following a termination. Under his agreement, however, all payout amounts are limited pursuant to a phase-out formula that is based on the occurrence of Mr. Osman’s 65th birthday. Because Mr. Osman is currently 64, the amounts reported above have been limited in accordance with the phase-out formula in his agreement.

Payment of the lump sum payments under the change in control agreements is contingent upon the senior manager executing a standard release. The change in control agreements also contain non-competition provisions that generally require that, a senior manager will not, while he or she is employed by us and for one year following the termination of his or her employment by us:

•
participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his or her name to be used in connection with, any business or enterprise engaged in by us within our franchised territory;

•	solicit or attempt to convert any account or customer of the Company to another supplier; or
•	solicit or attempt to hire any employee of the Company.

Any breach of this non-competition agreement can result in damages being awarded to the Company, including in the amount of one-half of any lump sum payments described above.

Other Payouts. The senior managers will also be entitled to the payouts of their pension and supplemental retirement accounts upon retirement and payout of their deferred compensation accounts upon termination of their employment with us.

Using the assumptions described in Note 6 to the Company’s Financial Statements included in our 2006 Annual Report to Shareholders, and assuming that all of our senior managers remain with the Company and retire upon reaching age 55 (or, for those who are currently older than age 55, assuming they retired as of December 31, 2006) upon retirement, our senior managers would be entitled to monthly benefits under the pension plan and supplemental retirement plan as follows:

Name	Plan Name	Monthly Benefit ($)
Jeffrey S. Osman	General and Administrative Pension Plan	6,492
Jeffrey S. Osman	Supplemental Executive Retirement Plan	2,662
Kathleen M. Miller	General and Administrative Pension Plan	1,172
Kathleen M. Miller	Supplemental Executive Retirement Plan	348
Jeffrey R. Hines	General and Administrative Pension Plan	2,342
Jeffrey R. Hines	Supplemental Executive Retirement Plan	2,042
Duane R. Close	General and Administrative Pension Plan	4,412
Duane R. Close	Supplemental Executive Retirement Plan	2,366
Bruce C. McIntosh	General and Administrative Pension Plan	1,234
Bruce C. McIntosh	Supplemental Executive Retirement Plan	1,170

Our senior managers will also be entitled to be paid the amounts described in the narrative discussion accompanying the 2006 Nonqualified Deferred Compensation Table above in the manner described in that section.

2006 DIRECTOR COMPENSATION TABLE

Director	Fees Earned Paid in Cash	All Other Compensation	Total Compensation
William T. Morris Chairman of the Board	30,650	27,901	58,551
Irvin S. Naylor Vice Chairman of the Board	30,020	15,075	45,095
John L. Finlayson	33,635		33,635
Michael W. Gang	30,020		30,020
Thomas C. Norris	23,278		23,278
George W. Hodges	22,448		22,448
Chloe R. Eichelberger	23,643		23,643
George Hay Kain III	20,573		20,573

Director Fees Earned. The bylaws of the Company require directors to be shareholders. In consideration of the services they provide to us, directors who are not regular full-time employees are entitled to receive $10,080 per year plus $630 for attendance at each regular and special meeting of the Board of Directors. Compensation for Executive Committee members who are not regular full-time employees are entitled to receive $5,040 per year plus $630 for attendance at each regular or special meeting of the Executive Committee. All other committee members who are not regular full-time employees are entitled to receive $490 for attendance at each Committee meeting. The chairperson of each Committee receives $605 for attendance at Committee meetings.

The Chairman and Vice Chairman of the Board are designated as officers of the Company by the Standing Resolutions of the Board. The Board has established a base salary for the Chairman and Vice Chairman of $25,951 and $13,125, respectively, to compensate them for the duties they perform and responsibilities they fulfill. The Chairman and Vice Chairman have the authority to sign checks, notes, other obligations, agreements and documents of the Company in place of the President, Secretary and Treasurer. The base salary for the Chairman and Vice Chairman are shown in the All Other Compensation column.

In addition, the Vice Chairman participates in our traditional defined benefit pension plan. During 2006, the Vice Chairman had a reduction in the present value of his defined benefit pension of $58.

The Chairman and Vice Chairman participate in our 401(k) savings plan on the same basis as other employees. In 2006, we provided matching contributions of $1,950 for each of their accounts. The 401(k) matching contributions are shown in the All Other Compensation Column.

The Chairman and Vice Chairman also participate in York's other benefit plans on the same terms as other employees. These plans include medical and health insurance and employee stock purchase plan discount.

No perquisites are provided to Directors.

There were 14 Board of Directors' Meetings during calendar year 2006. All Directors attended at least 75% of the scheduled Board of Directors and committee meetings.

DISCLOSURE OF RELATED PARTY TRANSACTIONS

Except for compensation that we pay, the material portions of which are described in this proxy statement, our policy is to avoid transactions between us and our directors and officers (including members of their families) in which such persons would have a material interest. In furtherance of this policy, the Company’s Board of Directors has adopted a Code of Conduct applicable to all Directors, officers and employees, which generally require the reporting to management of transactions or opportunities that constitute conflicts of interest so that they may be avoided. Our Code of Conduct is available on our web site at www.yorkwater.com. Pursuant to our Audit Committee Charter, any transaction between us and our officers and directors or holders of 5% of more of our common stock that should be avoided pursuant to these policies must be reviewed and approved by the Audit Committee.

The Company does not have any material related party transactions in which a related person has a direct or indirect benefit.

COMPANY PERFORMANCE

The following line graph presents the annual and cumulative total shareholder return for The York Water Company Common Stock over a five-year period, as compared to a comparable return associated with an investment in the S&P 500 Composite Index and a composite index of water companies (the "Peer Index").

The line graph above assumes $100 invested on December 31, 2001 in the Company's Common Stock and the stock of companies included in the S&P 500 and the Peer Index and assumes the quarterly reinvestment of dividends. The return for the Peer Index presented above took into consideration the cumulative total return of the common stock of the following water companies included in the Peer Index: American States Water Company, Artesian Resources Corp., California Water Service, Connecticut Water Service, Inc., Middlesex Water Company, Pennichuck Corporation, Aqua America, Inc., and Southwest Water Co.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee (the “Committee”) consists of four non-employee Directors who are "independent Directors" as defined in NASD Rule 4200 (a)(15). The Board of Directors has determined that each member of the Audit Committee is financially literate. In January 2003, the Board of Directors adopted an amended and restated written charter for the Audit Committee. A copy of the Charter is attached herein as Appendix A.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board, reports to the Securities and Exchange Commission on Forms 10-Q and 10-K and releases of earnings. In addition, the Committee selects, subject to stockholder ratification, the Company’s independent public accountants.

The Board of Directors has determined that John L. Finlayson, Chairman of the Audit Committee, is an Audit Committee financial expert within the meaning of the applicable SEC rules. Mr. Finlayson is a Certified Public Accountant, and has an understanding of generally accepted accounting principles and financial statements, as well as the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves. Mr. Finlayson is experienced in the preparation and auditing of financial statements of public companies, and has an understanding of accounting estimates, internal control over financial reporting, and audit committee functions. He is independent of management.

There are no disagreements with Beard Miller Company LLP, the Company's principal accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. The audit reports of Beard Miller Company LLP do not contain any adverse opinion or disclaimer of opinion, nor are they qualified or modified as to uncertainty, audit scope or accounting principles.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent public accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent public accountants. Management represented to the Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited financial statements with management and the independent public accountants. The Committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, the Committee has discussed with the independent public accountants the auditor’s independence from the Company and its management, and has received the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Committee discussed with the Company’s independent public accountants the overall scope and plans for their audits. The Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the Committee’s discussions with management and the independent public accountants and the Committee’s review of the representations of management and the report of the independent public accountants to the Committee, the Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

John L. Finlayson, Chairman	George W. Hodges, Member
Chloé R. Eichelberger, Member	Thomas C. Norris, Member

SHAREHOLDER APPROVAL OF
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has approved the appointment of Beard Miller Company LLP, York, Pennsylvania as independent public accountants to audit the financial statements of the Company for the year 2007. Beard Miller Company LLP audited the Company’s financial statements for the years ended December 31, 2006, 2005 and 2004. There have been no disagreements between the Company and Beard Miller Company LLP concerning the Company’s financial statements. It is intended that, unless otherwise specified by the shareholders, votes will be cast pursuant to the proxy hereby solicited in favor of the appointment of Beard Miller Company LLP.

Audit fees and all professional services to be rendered by Beard Miller Company LLP are approved by the Company’s Audit Committee. The Board considers the possible effect on auditors' independence of providing nonaudit services prior to the service being rendered, but the Board does not anticipate significant non-audit services will be rendered during 2007.

The following table presents fees for services provided by Beard Miller Company LLP were as follows for 2006 and 2005:

	2006	2005
Audit Fees (1)	137,525	94,320
Audit Related Fees	0	0
Tax Fees (2)	8,750	9,194
All Other Fees	0	0
	146,275	103,514

(1) Professional services rendered for 2006 include (a) the audit of the Company's annual financial statements, (b) the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, (c) the audits of management's assessment and effectiveness of internal control over financial reporting and (d) consent and comfort letters in connection with registration and debt offering statements. Professional services rendered for 2005 include (a) the audit of the Company's annual financial statements, (b) the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q and (c) the audits of management's assessment and effectiveness of internal control over financial reporting.

(2) Tax fees include preparation of the federal income tax return and other tax matters.

The Audit Committee approves in advance any audit or non-audit services provided by outside auditors. During 2006 and 2005, there were no exceptions to the Audit Committee's pre-approval requirements.

Representatives of Beard Miller Company LLP are expected to be present at the Annual Meeting. Representatives of Beard Miller Company LLP will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the Annual Meeting. The Board of Directors unanimously recommends a vote "FOR" this proposal. It is understood that even if the selection of Beard Miller Company LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

DISCRETIONARY AUTHORITY

The notice of Annual Meeting of Shareholders calls for the transaction of such other business as may properly come before the meeting. The Board of Directors has no knowledge of any matters to be presented for action by the shareholders at the meeting other than is hereinbefore set forth. In the event additional matters should be presented, however, the proxies will exercise their discretion in voting on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

In accordance with the Company's bylaws, shareholder's proposals and nominations for Directors for consideration at the 2008 Annual Meeting of Shareholders must be received by the Company in writing prior to February 6, 2008.

OTHER MATTERS

The Company’s Board of Directors has adopted a Code of Conduct applicable to all Directors, officers and employees. Our Code of Conduct constitutes a “code of ethics” as required by Item 406 of Regulation S-K. There were no waivers of the Code made for any Director, officer or employee during 2006. A copy of the Code of Conduct was filed with the Securities and Exchange Commission as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. The Code of Conduct is also available, free of charge, on our website at www.yorkwater.com. The Company intends to disclose amendments to, or Director, officer and employee waivers from, the Code of Conduct, if any, on its website, or by Form 8-K to the extent required.

The expense of this solicitation will be paid by the Company. If necessary, some of the officers of the Company and regular employees of The York Water Company may solicit proxies personally or by telephone.

Further information regarding the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which has been filed with the Securities and Exchange Commission. The Form 10-K (including financial statements and schedules) may be obtained free of charge by writing to: The York Water Company, 130 East Market Street, York, Pennsylvania 17401. Copies of exhibits to the Form 10-K will be furnished upon request and the payment of a reasonable fee. The Form 10-K is also available, free of charge, on the Company’s website at www.yorkwater.com.

A copy of the Company’s Annual Report to Shareholders, which includes financial statements, is being transmitted herewith, but does not form part of the proxy solicitation materials.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
SHARING AN ADDRESS

Only one proxy statement and annual report is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders. Upon written or oral request, the Company will promptly deliver a proxy statement and annual report to any security holder at a shared address to which a single copy of the proxy statement and annual report was delivered. Security holders should make their request for delivery of an individual copy of the proxy statement and annual report in writing to the Company’s transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, or by calling 1-800-937-5449.